EMPLOYMENT AGREEMENT


          This Employment Agreement (the "Agreement"), dated as of November 1, 1995, is between AMERICOLD CORPORATION, an Oregon corporation ("Employer" or "Americold"), and Ronald H. Dykehouse
("Employee").

                            RECITALS

          Employer is engaged in the public refrigerated warehouse business. Employer desires to employ Employee on a full-time basis as Chairman of the Board, President and Chief Executive Officer, and Employee desires to accept the employment and to perform the duties set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises, agreements and conditions hereinafter set forth, it is agreed as follows:

                            AGREEMENT

          1. Employment. Employer agrees to employ Employee and Employee agrees to continue employment upon the terms and conditions hereinafter set forth. Employee represents and warrants that he knows of no reason why he is not capable of performing his obligations under this Agreement in accordance with its terms.

          2. Term. Subject to the termination provisions in this Agreement, the term of this Agreement will begin November 1, 1995 and will terminate on December 16, 1998. In their discretion and subject to Section 7(e), the parties may agree to continue the Agreement after December 16, 1998, in which case it shall be extended for one year periods on the same terms as this Agreement, until terminated as provided herein.

          3. Duties. Employee will serve as Chairman of the Board, President and Chief Executive Officer of Employer, with such duties as are associated with this position, and those other duties as may be assigned to him from time to time by the Board of Directors of Employer. Employee agrees to use his best efforts to promote the interests of Employer and to devote his entire working time, attention and energies to performance of his duties under this Agreement. Employee shall at all times faithfully and to the best of his ability perform the duties that may be required of him by Employer. During the term of this Agreement, Employee agrees not to be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. However, this Agreement shall not prevent Employee from attending to his personal investment matters, provided that such matters do not significantly affect the performance of Employee's responsibilities under the Agreement or violate the provisions of the parties' Covenant Not to Compete and Consulting and Non-Disclosure Agreement (the "Covenant") executed concurrently with this Agreement.

          4. Base Compensation. Subject to Section 7 of this Agreement, Employee shall receive no less than his present base compensation of $25,000 per month, payable in accordance with Employer's standard payroll procedures for management employees. The base compensation shall be subject to adjustment on an annual basis in accordance with Employer's normal compensation practices.

          5. Management Incentive Plan. Employee shall be eligible to participate in the Americold Management Incentive Plan during his employment, and in any other senior management incentive programs offered to management as approved by the Compensation Committee of the Board of Directors. The actual size of any award under, or the level of Employee's participation in, any such Plan or program shall be determined in accordance with the terms of the document(s) governing such Plan or program or, if so provided by such document, by the person(s), committee or entity responsible for the administration thereof.

          6. Employee Benefits. Employer agrees to provide to Employee all employee benefits, including insurance benefits, vacation time and expense reimbursements, as are generally available to executive officers of Employer, subject to the terms and conditions of such plans as to eligibility to participate in and to receive benefits thereunder. Subject to Section 7(f) of this Agreement, in the event Employer requires Employee to relocate during the term of this Agreement, Employer agrees to pay Employee's reasonable relocation expenses, including reasonable and customary closing expenses on a new home in the area to which Employee is relocated and reasonable expenses of moving normal household goods from the Portland, Oregon area upon submission of evidence of such expenses in a form satisfactory to Employer.

          7.   Termination.

               (a) For Cause. Employer may terminate Employee's employment at any time for cause with immediate effect, upon delivering written notice thereof to Employee. For purposes of this Agreement, "for cause" shall include: (i) negligence, willful misconduct or incompetence in the performance of Employee's duties;
(ii) embezzlement, theft, larceny, material fraud or other acts of dishonesty (including the unauthorized disclosure of confidential information); (iii) the continued failure of Employee to render services in accordance with this Agreement; (iv) conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime that has a material adverse effect on Employee's ability to carry out his duties under this Agreement or upon the reputation of Employer; (v) conduct involving moral turpitude; or
(vi) material insubordination or repeated insubordination after warning by Employer. Upon termination for cause, Employer's sole and exclusive obligation will be to pay Employee his base compensation earned through the date of termination, plus any employee benefits earned through the date of termination in accordance with the applicable plans. Employee shall not be entitled to any compensation after the date of such termination, except as provided in the Covenant.

               (b)  Without Cause.  Employer may terminate
Employee's employment at any time without cause upon written notice. Upon such termination without cause, Employer shall continue to pay Employee his base compensation as provided in
Section 4 through December 16, 1998. In such event, Employer shall also retain Employee as a consultant pursuant to the terms of the Covenant, and shall pay Employee as a consultant a monthly payment equal to Employee's last monthly salary for 24 months, payable on the first day of each month beginning January 1, 1999. During such 24 month period and until the earlier of the date on which Employee obtains other employment or December 16, 2006, Employer agrees to provide to Employee all Americold medical, insurance, expense reimbursement and other benefit plans as are generally available to executive officers of Employer, subject to the terms and conditions of such plans as to eligibility to participate in and to receive benefits thereunder.

               (c) Upon Death. In the event of Employee's death during the term of this Agreement, Employer's sole and exclusive obligation under this Agreement will be to pay Employee's widow, or to his estate, if he is not survived by his wife, a monthly payment equal to Employee's last monthly salary for 24 months after Employee's death, plus any accrued salary and employee benefits payable in respect of Employee in accordance with the applicable plans.

               (d)  Upon Disability.  This Agreement shall
terminate, at Employer's option, upon Employee's total disability. Employee's total disability means his inability to perform his duties under this Agreement by reason of illness or accident for a period of six consecutive months. Upon termination by reason of Employee's disability, Employer's sole and exclusive obligation will be to pay Employee a monthly payment equal to Employee's last monthly salary for 24 months after Employee's disability, plus any employee benefits earned and payable in accordance with the applicable plans.

               (e) At Employee's Option. At any time after December 16, 1998, this Agreement, as extended, shall terminate at Employee's option upon six months' written notice. Upon such termination, Employer shall pay Employee as a consultant a monthly payment equal to Employee's last monthly salary for 24 months after termination of employment, payable on the first day of each month. During such 24 month period and until the earlier of the date on which Employee obtains other employment or December 16, 2006, Employer agrees to provide to Employee all Americold medical, insurance, expense reimbursement and other benefit plans as are generally available to executive officers of Employer, subject to the terms and conditions of such plans as to eligibility to participate in and to receive benefits thereunder.

               (f) By Employee For Good Reason. Employee may terminate this Agreement for "good reason" at any time upon giving 30 days' advance written notice to Employer. If Employee voluntarily terminates employment with Employer for "good reason," Employer shall be deemed to have terminated Employee's employment without cause under paragraph 7(b) above. "Good reason" shall mean the occurrence of any one or more of the following:

               (i) A material adverse change in the nature or scope of the Employee's title, responsibilities, authorities or duties from those applicable as of the date of this Agreement, whether or not in connection with a "Change of Control";

               (ii)  A change in the location of Employee's
     employment by Employer by more than 30 miles, if that change occurs as a result of, or in connection with, a "Change in Control" of Employer. For purposes of this Agreement, the phrase "Change in Control" means any transaction in which:

                    (A) any "person," including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), but excluding any subsidiary of Employer or any employee benefit plan maintained by Employer or any such subsidiary, is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing more than 50 percent of the combined voting power of Employer's then outstanding securities;

                    (B) any merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions occurs, regardless of whether Americold is the surviving entity, unless the only parties to such merger are Americold and one or more of its direct or indirect majority-owned subsidiaries or any one or more corporations which owns, directly or indirectly, a majority interest in Americold;

                    (C) a tender offer or exchange offer is made and consummated for the ownership of securities of Employer representing more than 50 percent of the combined voting power of Employer's then outstanding voting securities; or

                    (D) Employer transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of Employer;

               (iii) A material diminution in the aggregate value of the employee benefits and perquisites available to Employee as compared to the aggregate value of the employee benefits and perquisites to which he was entitled as of the date of this Agreement; or

               (iv) A failure by Employer to comply with any material provision of this Agreement which has not been cured within 30 days after notice of such noncompliance has been given by Employee to Employer.

          8. Options. Employer and Employee will amend Employee's Stock Option Agreement dated June 26, 1990 to provide that the options granted thereunder shall be exercisable during such time Employee is employed by Employer and for five years following termination of his employment for any reason other than as set forth in Section 7(a).

          9. Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Employee herein may not be sold, transferred or assigned. The rights and obligations of Employer shall be binding upon and run in favor of the successors and assigns of Employer.
In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, Employer shall have no further liability for payments hereunder.

          10. Waiver. The waiver by Employer of the breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

          11. Modification. No amendment, modification or discharge of this Agreement shall be valid unless it is in writing and duly executed by the parties.

          12. Construction. This Agreement shall be construed in accordance with and governed by the laws of the state of Oregon.

          13. Entire Agreement. Except as provided in the Covenant of this same date, this is a fully integrated agreement which contains the entire agreement of the parties and supersedes any and all prior agreements and understandings between the parties. There are no promises or representations made on behalf of Employer to induce Employee to enter into this Agreement which are not set forth herein.

          14. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be sufficient if personally delivered or mailed, postage prepaid by same-day or overnight mail as follows:

          If to Employer:     Chairman of the Compensation
                              Committee
                              Americold Corporation
                              c/o Kelso & Company
                              350 Park Avenue, 21st Floor
                              New York, NY  10022

          With a copy to:     Brian G. Booth
                              Tonkon, Torp, Galen,
                                Marmaduke & Booth
                              1600 Pioneer Tower
                              888 SW Fifth Avenue
                              Portland, Oregon  97204-2099

          If to Employee:     Ronald H. Dykehouse
                              Americold Corporation
                              7007 SW Cardinal Lane, Suite 135
                              Portland, Oregon  97224

          15. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

          IN WITNESS WHEREOF, this Agreement has been signed by Employer and Employee.

                            EMPLOYER

                              AMERICOLD CORPORATION



                              By:
                                  Chairman of the Compensation
                                  Committee of the Board of
                                  Directors

                            EMPLOYEE



4787-294\0107916.Wp           Ronald H. Dykehouse